           Exhibit 99.1
Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: November 16, 2010                                                                Contact:                                Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, NOVEMBER 16, 2010 - Matthews International Corporation (NASDAQ GSM: MATW) today announced that Gregory S. Babe was elected to the Company’s Board of Directors.  Mr. Babe is President and Chief Executive Officer of Bayer Corporation and Bayer MaterialScience LLC.  He was appointed President and Chief Executive Officer of Bayer Corporation and Senior Bayer Representative for the United States and Canada in October 2008. Mr. Babe is responsible for the North American activities of the worldwide Bayer Group, an international health care, nutrition and high-tech materials group based in Leverkusen, Germany.  In addition, he has held the position of President and Chief Executive Officer of Bayer MaterialScience LLC, a producer of polymers and high-performance plastics in North America, since July 2004.

Mr. Babe serves on the Board of Directors and Executive Committees of the American Chemistry Council, National Association of Manufacturers and the Allegheny Conference on Community Development. In addition, he is a member of West Virginia University’s Foundation Board.  A native of West Virginia, Mr. Babe holds a Bachelor of Science degree in Mechanical Engineering from West Virginia University.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.